EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Boss Manufacturing Holdings, Inc., a Delaware corporation

Boss Manufacturing Company, a Delaware corporation

Boss Balloon Company, an Illinois corporation

Boss Manufacturing Real Estate, Inc., a Delaware corporation

Boss Canada, Inc., a foreign corporation

Boss Pet Products, Inc., a Delaware corporation

Galaxy Balloons, Incorporated, an Ohio corporation